Exhibit 10.31

CONTRACTOR AGREEMENT

This Agreement (the “Agreement”) is entered into on the 6th day of February, 2006, by and between Boulder Specialty Brands, Inc. (“Company”), a Delaware corporation, located at 6106 Sunrise Ranch Drive, Longmont, CO 80503, and Christopher Wolf (“Contractor”), an individual residing at 536 18th Avenue Northeast, St. Petersburg, FL 33704.

In consideration of the premises and the mutual covenants and agreements herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Services: Subject to the terms and conditions set forth in this Agreement, Contractor agrees to provide certain consulting services (the “Services”) to Company, including but not limited to financial services and general business advice in order to assist Company in finalizing its Business Combination (as that term is defined in Company’s 424(b) Prospectus filing dated December 16, 2005). Company acknowledges that Contractor will have the right during the term hereof to render professional services for third parties.

2. Term: The term of this Agreement shall begin on February 20, 2006 and continue through December 15, 2007, subject, however, to prior termination as set out in paragraph 7 or execution of an employment agreement as set out in paragraph 7. In the event Company’s Business Combination is completed prior to December 15, 2007, within sixty (60) days thereafter, Company and Contractor shall enter into a formal employment agreement for a minimum of one (1) year in accordance with the terms set out in paragraph 8 below.

In the event Company has not completed its Business Combination by December 15, 2007, Company may notify Contractor in writing that it intends to extend the Term of this Agreement and upon receipt of such notification, Contractor shall negotiate in good faith with Company for a new agreement governing the continued performance of Services by Contractor. If Company has not completed its Business Combination by December 15, 2007, nothing herein shall bind either party to continue any contractor or employment relationship past December 15, 2007.

3. Compensation and Payment: In exchange for the performance of Services hereunder by Contractor, Company shall pay Contractor at the rate of $150.00 per hour. Contractor shall invoice Company at the end of each calendar month for the hours worked during such month. Company shall pay fifty percent (50%) of such invoice within ten (10) days of receipt. The remaining fifty percent (50%) of the invoice shall be paid within thirty (30) days after completion of Company’s Business Combination or based on such other schedule as agreed in writing by the parties. In addition, immediately following completion of Company’s Business Combination, Company shall pay to Contractor a completion bonus, the amount and payment terms of which shall be mutually determined by the parties. Excluding the impact of any completion bonus, the total amount of compensation paid to the Contractor for services provided hereunder shall not exceed $300,000 without the expressed written consent of the Company.

All references to dollars in this Agreement shall be to United States dollars and all payments to be made by Company under this Agreement shall be paid in United States dollars.

4. Expenses: Company agrees to reimburse Contractor for such reasonable, ordinary, and necessary out-of-pocket expenses incurred by Contractor in performing the assigned duties, including but not limited to, a daily per diem when traveling. Contractor shall be entitled to, coach class travel when flying domestically and business class travel when flying internationally on Company’s behalf. All expense submissions shall be paid within fifteen (15) days from receipt by Company.

5. Relationship of Parties: Nothing in this Agreement shall create any partnership, joint venture or agency relationship between the parties hereto, and neither party will act to bind or purport to bind the other party in any way. The relationship between the parties shall be that of independent contractors, and not as agent and principal or employee and employer.

6. Termination: Company will have the right to terminate this Agreement without liability or further obligation to Contractor if (i) Contractor fails to adequately or completely perform any of the duties or obligations hereunder, whether express or implied; (ii) Contractor fails to follow the direction of Company officers; (iii) Contractor becomes incapacitated due to physical or mental injury or illness, in such a manner so as to render Contractor, in Company’s sole reasonable opinion, incapable of properly performing the duties required of Contractor hereunder; or (iv) Contractor otherwise breaches any provision or representation of this Agreement and, if curable, such breach remains unremedied for a period of seven (7) days following Contractor’s receipt of written notice thereof. Contractor will have the right to terminate this Agreement at anytime, upon ninety (90) days written notice, without liability or further obligation to Company.

7. Future Employment: Upon completion of the Business Combination or at such earlier time as agreed by the parties, Company and Contractor shall enter into an employment agreement for a minimum of one (1) year for Contractor to be employed as Company’s Chief Financial Officer (“CFO”) and such employment agreement shall supersede and replace this Contractor Agreement on a going forward basis. The CFO position will be an executive level position reporting to the Chief Executive Officer and/or the Vice Chairman. The base salary will be initially set at $300,000 per annum. In addition, the employment contract shall include the following elements (i) an annual bonus with a target pay out consistent with similar executive level positions in the Company; (ii) stock option grants or stock grants consistent with similar executive level positions in the Company; (iii) a medical, life insurance, vacation and sick leave program consistent with similar executive level positions in the Company; and (iv) a relocation package consistent with that provided to similar senior executive level positions in the Company.

If, for any reason other than reasons outlined in paragraph 6 above, Contractor is not offered employment as the Company’s CFO under the terms of this paragraph 7, Company shall pay to Contractor a separation payment in the amount of $300,000, payable in twelve (12) monthly installments beginning within thirty (30) days after the last contractor compensation payment hereunder.

8. Return of Property and Non-Disclosure: Contractor agrees that upon termination or expiration of this Agreement, Contractor shall promptly deliver to Company all property, lists, information, memoranda, documents and all other property belonging to Company, including that which relates to the services performed by Contractor for Company or which was created or obtained by Contractor while performing services for Company. Contractor agrees that Contractor shall not, either during the term of this Agreement or thereafter, disclose to any person, firm, partnership, association or corporation any Trade Secrets (as that term is hereinafter defined) of Company or its parent, affiliates or subsidiary corporations or relating to their directors or officers which were disclosed to Contractor or came within Contractor’s knowledge during the course of this Agreement, or shall Contractor make or cause to be made any use of such Trade Secrets except as is necessary in the performance of Contractor’s duties hereunder. Trade Secrets shall mean any data, information, formula, pattern, compilations, program, device, mechanism, method, technique, drawing, plan, process or list which is disclosed to Contractor as a consequence of or through Contractor’s relationship with Company and which has a value to Company, its parent, affiliates or subsidiary corporations’ financial affairs, products, services, customers, officers, directors, employees and employees’ compensation. In addition, the terms of this Agreement shall be deemed confidential and shall not be discussed or disclosed by Contractor with any person other than Contractor’s spouse, attorney or accountant, provided that such discussions or disclosures shall be conditioned upon the agreement of the person to whom the terms are disclosed to maintain the confidentiality of such terms.

9. Representations: Each of the parties to this Agreement represents and warrants to the other party that (i) it has the full right and capacity to enter into and perform this Agreement; (ii) the execution, delivery and performance of this Agreement by that party has been duly authorized and will not violate or conflict with any agreement, instrument, commitment or arrangement to which that party is bound or any law, regulation, order, writ, judgment, injunction or decree applicable to that party; (iii) this Agreement is a legal, valid, and binding agreement of that party, enforceable against that party in accordance with its terms; (iv) no further consents, approvals, authorizations, or filings from or with any person or entity are necessary for the execution, delivery, and performance of this Agreement by that party; and (v) there is no claim, litigation, proceeding, or governmental investigation pending or, to the best of that party’s knowledge, threatened, or an order, injunction, or decree outstanding, against that party that could materially and adversely affect that party’s ability to perform any of its obligations under this Agreement.

10. Notices. All notices and statements provided for or required by this Agreement (other than invoices and payments) shall be in writing, and shall be delivered personally to the other designated party, or mailed by certified or registered mail, return receipt requested, or deposited with a recognized national overnight courier service to the addresses set out above. Notices shall be deemed effective on the earlier of when hand delivered, when deposited with a recognized national overnight courier service or when received by certified or registered mail.

11. Miscellaneous.

a. This Agreement, and the documents referenced herein, contain the entire agreement and understanding and shall supersede all prior agreements or understandings concerning the subject matter hereof between the parties hereto. No waiver, termination or discharge of this Agreement, or any of the terms or provisions hereof, shall be binding upon either party hereto unless confirmed in writing. This Agreement may not be modified or amended, except by a writing executed by both parties. No waiver by either party of any term or provision of this Agreement or of any default hereunder shall affect such party’s rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar.

b. Regardless of the place of execution hereof, this Agreement and all amendments hereto, shall be deemed to have been negotiated, made, entered into and fully performed in the State of Florida, without regard to the actual location at which Contractor provides Services to Company. This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of Florida applicable to contracts made, entered into and performed entirely therein, without giving effect to its conflict of laws provisions. Contractor and Company hereby (i) submit to the jurisdiction of the United States District Court for the Middle District of Florida and of any Florida state court sitting in Pinellas County for the purposes of all legal proceedings arising out of or relating to this Agreement and (ii) irrevocably waive, to the fullest extent permitted by law, any objection which it may now or hereafter have to the venue of any such proceeding which is brought in such a court. Additionally, the parties hereto agree that the State of Florida shall be the exclusive forum and situs for the resolution of any and all disputes, controversies or matters arising herefrom or related hereto.

c. Neither party may assign this Agreement, in whole or in part, without the prior written consent of the other party, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect.

d. This Agreement shall be binding on Contractor and his successors and permitted assigns.

e. The headings contained herein are for the convenience of the parties only and shall not be interpreted to limit or affect in any way the meaning of the language contained in this Agreement.

f. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same Agreement. Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any telecopy or other facsimile transmission of any signature shall be deemed an original and shall bind such party.

g. In the event that any action, suit, arbitration proceeding or other proceeding is instituted concerning or arising out of this Agreement, the prevailing party shall recover all of such party’s costs, including, without limitation, the court costs and attorneys’ fees incurred in each and every such action, suit or proceeding, including any and all appeals or petitions therefrom. As used herein, “attorneys’ fees” shall mean the full and actual costs of any legal services actually rendered in connection with the matters involved, calculated on the basis of the usual fee charged by the attorneys performing such services, and shall not be limited to “reasonable attorneys’ fees” as required by any statute or rule of court.

h. If any provision of this Agreement shall be held void, voidable, invalid or inoperative, no other provision of this Agreement shall be affected as a result thereof, and accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid or inoperative provision had not been contained herein.

i. Notwithstanding any termination of this Agreement, all provisions which, by their terms or reasonable interpretation thereof, sets forth obligations that extend beyond the termination of this Agreement hereof shall survive and remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed or caused their duly authorized representatives to execute this Agreement to be effective as of the day and year first above written.

CONTRACTOR		COMPANY

Christopher Wolf		Boulder Specialty Brands, Inc.

Signature:	/s/ Christopher Wolf	Signature:	/s/ Robert S. Gluck

Title: Consultant		Title: Vice Chairman

Printed Name:	Christopher Wolf	Printed Name:	Robert S. Gluck